Exhibit (8)(g)(xi)

FORM OF FEE WAIVER AGREEMENT

Limited Purpose Cash Investment Fund

(a series of UBS Money Series)

1285 Avenue of the Americas

New York, New York 10019

Dated as of [                            ]

UBS Asset Management (Americas) Inc.

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

1.         Limited Purpose Cash Investment Fund (“Fund”) is a series of UBS Money Series, a Delaware statutory trust (“Company”). Operating expenses of the Fund are annual rates expressed as a percentage of average daily net assets.

2.         You hereby agree that you will waive 0.06% of the 0.12% management fee otherwise payable to you by this Fund through August 31, 2017.

3.         This Agreement shall terminate automatically upon the termination of the management contract between you and the Company with respect to the Fund.

4.         This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

UBS MONEY SERIES, ON BEHALF OF ITS LIMITED PURPOSE CASH INVESTMENT FUND	UBS MONEY SERIES, ON BEHALF OF ITS LIMITED PURPOSE CASH INVESTMENT FUND

By:	By:
Name:	Name:
Title:	Title:

The foregoing Agreement is hereby

accepted as of [                            ]

UBS ASSET MANAGEMENT (AMERICAS) INC.	UBS ASSET MANAGEMENT (AMERICAS) INC.

By:	By:
Name:	Name:
Title:	Title: